PRESS RELEASE FOR    EAGLE BANCORP, INC
IMMEDIATE RELEASE    CONTACT:
    David G. Danielson
July 21, 2021    240.552.9534

EAGLE BANCORP, INC. ANNOUNCES RECORD NET INCOME FOR
SECOND QUARTER 2021 OF $48.0 MILLION OR $1.50 PER SHARE

BETHESDA, MD, Eagle Bancorp, Inc. (the “Company”) (NASDAQ: EGBN), the parent company of EagleBank (the “Bank”), today announced record net income of $48.0 million for the second quarter of 2021. These earnings included $4.7 million of accelerated interest income from the sale of Paycheck Protection Program ("PPP") loans and a $4.6 million reversal from the allowance for credit losses on loans and the reserve for unfunded commitments (as compared to the second quarter of 2020, which included a provision of $20.7 million to the allowance for credit losses on loans and the reserve for unfunded commitments).
As compared to $28.9 million net income for the second quarter of 2020, this was a 66% increase. Net income per basic and diluted common share was $1.50 for the second quarter of 2021 compared to $0.90 for the second quarter of 2020. The increase in earnings is largely due to the overall improvement in the economy, in particular, the outlook for credit quality.
Net income for the six months ended June 30, 2021, was $91.5 million, as compared to $52.0 million for the six months ended June 30, 2020, a 76% increase. Net income per basic and diluted common share for the six months ended June 30, 2021 was $2.87 and $2.86, respectively, compared to $1.60 for both basic and diluted for the six months ended June 30, 2020.
Second Quarter 2021 Highlights
•Income Statement
◦Net income of $48.0 million
◦Total revenue of $95.2 million (up 2.2% from a year ago)
◦Reversal from the allowance for credit losses of $4.6 million on loans and the reserve for unfunded commitments
◦Sale of PPP loans accelerated $4.7 million of net deferred fees and costs into interest income
◦Net interest margin of 3.04%
◦Return on average assets ("ROAA") of 1.68%
◦Return on average common equity ("ROACE") of 14.92%
◦Return on average tangible common equity ("ROATCE") of 16.25%1
◦Efficiency ratio of 37.1%
1 A reconciliation between this non-GAAP financial measure and the nearest GAAP measure is provided in the tables that accompany this document.

•Balance Sheet
◦Assets of $11.0 billion
◦Total loans (excluding loans held for sale) were $7.3 billion, down $267.1 million from the prior quarter end
◦Loans (excluding PPP) were $7.0 billion, up $59.8 million from the prior quarter end2
◦Sale of $169.8 million of PPP loans
◦Book value per share of $40.87 (up 11% from a year ago)
◦Tangible book value per share of $37.58 (up 12% from a year ago)3
◦Total risk based capital ratio of 17.98%
◦Annualized net charge-off ratio to average loans of 0.30%
◦Nonperforming assets to total assets of 0.50%
◦Allowance for credit losses to total loans of 1.28%

•Other events
◦Announced an increase of the cash dividend to $0.35 per share, up from $0.25 per share in the prior quarter
◦In early July, received board and regulatory approval for redemption of $150 million of subordinated debt in the third quarter of 2021

Susan G. Riel, President and Chief Executive Officer of Eagle Bancorp, Inc. commented, "We ended the second quarter of 2021 with record net income, a modest increase in non-PPP related loans,4 continued strengthening in asset quality and a high level of capital. Earnings included a reversal to the allowance for credit losses as our outlook on the economy has continued to improve, the sale of a significant portion of our PPP loans and another substantial gain on sale of residential mortgages from our residential mortgage division, which continues to generate strong results."

"During the quarter, we made a decision to sell a significant portion of our PPP loans, which generated nearly $4.7 million in accelerated net deferred fees and costs into interest income. The sale was to a well-regarded firm with significant expertise in the ongoing servicing and processing associated with PPP loans. The sale enables us to free up personnel to focus on originating new business and to continue to provide a high level of service to our clients."

"While we remain a leader among our peers with an efficiency ratio of 37.1%, we continually seek out ways to control or reduce expenses. This quarter we closed our Rosslyn, Virginia branch as it had an expiring lease and our customers can be served from other northern Virginia branches. The combined annual pre-tax cost savings in rental expense will be about $263 thousand."

"Additionally, given the Bank's robust capital levels, we requested and received board and regulatory approval earlier this month to redeem $150 million of subordinated debt issued in 2016. In the second quarter of 2021, the rate on the debt was 5.00%, which translates into an annualized pre-tax cost savings of $7.5 million when redeemed."

2 A reconciliation between this non-GAAP financial measure and the nearest GAAP measure is provided in the table under the subsection, “Total Loans.”
3 A reconciliation between this non-GAAP financial measure and the nearest GAAP measure is provided in the tables that accompany this document.
4 A reconciliation between this non-GAAP financial measure and the nearest GAAP measure is provided in the table under the subsection, “Total Loans.”

"While loan growth remains challenging, we mentioned in last quarter's earnings call we would be more 'assertive' with loan opportunities, and we are pleased to report that this quarter our funding for new loan originations outpaced payoffs which increased total loans, excluding held for sale and PPP loans, by almost $60 million. We believe the Washington, D.C. area is one of the most resilient and strongest economies in the nation and we remain optimistic about the continued reopening of businesses, and the positive impact the government stimulus continues to have on the regional economy. At quarter end, our shareholders equity reached $1.3 billion and our total risk-based capital was 17.98%. This gives us the ability to originate loans for large commercial projects, as well as a lot of runway to grow the loan portfolio as economic conditions continue to improve and more opportunities arise."

"For our shareholders, at the end of the quarter our board increased the dividend to $0.35 per share, up from $0.25 per share in the previous quarter."

As we look toward the second half of the year with optimism, we remain focused on strong and balanced operating performance. We will continue to proactively manage any asset quality concerns while delivering best-in-class service to our customers. We will continue to exercise prudent oversight of expenses, while retaining an infrastructure that is competitive, supports our growth initiatives, and proactively enhances our risk management systems as we position ourselves for future growth.”

"We once again thank all of our employees for their commitment in serving the needs of our clients and communities. Additionally, we remain committed to a culture of respect, diversity and inclusion in both the workplace and the communities we serve."

Income Statement

•Net interest income was $84.6 million for the second quarter of 2021, up from $81.4 million for the second quarter of 2020. The increase of $3.3 million, or 4.0%, was primarily related to the acceleration of $4.7 million in net deferred fees and costs into interest income as a result of the sale of $169.8 million in PPP loans in the second quarter of 2021. We also saw a 10% increase in average earning assets offset by a reduction in net interest margin when comparing the second quarter of 2021 to the same period in 2020.

Net interest income was $167.3 million for the six months ended June 30, 2021, up from $161.1 million for the six months ended June 30, 2020.

•Net interest margin was 3.04% for the second quarter of 2021, as compared to 3.26% for the second quarter of 2020. Absent the sale of $169.8 million of PPP loans, which accelerated $4.7 million of previously deferred net fees and costs into interest income, the net interest margin for the second quarter of 2021 would have been 2.88%5. The decrease in margin primarily reflects a lower rate environment as well as significantly higher cash balances from strong deposit inflows.

Net interest margin was 3.02% for the six months ended June 30, 2021, as compared to 3.36% for the six months ended June 30, 2020.

5 A reconciliation between this non-GAAP financial measure and the nearest GAAP measure is provided in the table below.

	Three Months Ended		Six Months Ended
($ in thousands)	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020

Net interest margin, adjusted:
Net interest income (GAAP)	$84,632	$81,363	$167,283	$161,107
Less: PPP accelerated net deferred fees and costs (non-GAAP)	(4,667)	—	(4,667)	—
Adjusted net interest income (non-GAAP)	$79,965	$81,363	$162,616	$161,107

Average interest earning assets (GAAP)	$11,153,012	$10,056,500	$11,194,577	$9,616,337

Net interest margin (GAAP)	3.04%	3.26%	3.02%	3.36%
Net interest margin, excluding PPP accelerated net deferred fees and costs (non-GAAP)	2.88%	3.26%	2.93%	3.36%

•Adjusted pre-provision net revenue ("Adjusted PPNR"),6 a non-GAAP measure, was $54.2 million for the second quarter of 2021, compared to $59.0 million the second quarter of 2020. As a percent of average assets, adjusted PPNR for the second quarter of 2021 was 1.90%, down from 2.30% for the second quarter of 2020. This decline in Adjusted PPNR to average assets was a result of lower non-interest income and higher non-interest expenses while average assets increased by 10.9%.

Pre-provision net revenue was $109.5 million for the six months ended June 30, 2021, compared to $106.8 million for the six months ended June 30, 2020.

($ in thousands)	Three Months Ended		Six Months Ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Adjusted net interest income (non-GAAP)	$79,965	$81,363	$162,616	$161,107
Non-interest income (GAAP)	10,925	12,495	21,512	17,965
Non-interest expense (GAAP)	(36,684)	(34,892)	(74,671)	(72,239)
Adjusted PPNR (non-GAAP)	$54,206	$58,966	$109,457	$106,833

Average Assets (GAAP)	$11,453,080	$10,326,709	$11,485,280	$9,887,186
Adjusted PPNR to Average Assets (non-GAAP)	1.90%	2.30%	1.92%	2.17%

•Provision for credit losses on loans resulted in a reversal of $3.9 million for the second quarter of 2021, compared to a provision of $19.7 million for the second quarter of 2020. The reversal was primarily driven by the improved macroeconomic outlook and the improvement of credits in the loan portfolio.

Provision for credit losses resulted in a reversal of $6.2 million for the six months ended June 30, 2021, as compared to a provision of $34.0 million for the six months ended June 30, 2020.
6 A reconciliation between this non-GAAP financial measure and the nearest GAAP measure is provided in the table below.

•Provision for unfunded commitments resulted in a reversal of $761 thousand for the second quarter of 2021, compared to a provision of $940 thousand for the second quarter of 2020. The reversal was driven primarily by the improved macroeconomic outlook.

Provision for unfunded commitments resulted in a reversal of $1.2 million for the six months ended June 30, 2021, as compared to a provision of $3.1 million for the six months ended June 30, 2020.

•Noninterest income was $10.9 million for the second quarter of 2021, as compared to $12.5 million for the second quarter 2020, a 13% decrease. The decrease was primarily due to a decline in loan fees and other fees, which was partially offset by FHA multifamily trade premiums of $2.6 million and $3.5 million in gain on sale from residential mortgage loans. While we are encouraged by the pipeline and current quarter contribution of the FHA multifamily business, revenue from this business can be uneven quarter to quarter. Residential mortgage loan locked commitments were $248.3 million for the second quarter of 2021 as compared to $418.0 million for the second quarter of 2020.

Noninterest income was $21.5 million for the six months ended June 30, 2021, compared to $18.0 million for the six months ended June 30, 2020.

•Noninterest expenses were $35.5 million for the second quarter 2021 compared to $34.9 million for the second quarter of 2020. The major changes between the second quarter of 2021 and the second quarter of 2020 were as follows:
◦Salaries and employee benefits were $19.9 million, up $2.8 million, as a result of higher incentive bonus accruals based on the economic outlook and increases in share based compensation.
◦Expenses for Other Real Estate Owned ("OREO") were $71 thousand, down by $877 thousand. The second quarter of 2020 included construction costs to complete a property for eventual sale.
◦Legal, accounting and professional fees were $3.5 million, down $476 thousand.

Noninterest expenses were $73.5 million for the six months ended June 30, 2021, compared to $72.2 million for the six months ended June 30, 2020.

•Efficiency ratio was 37.1% for the second quarter of 2021 compared to 37.2% for the second quarter of 2020. The efficiency ratio was relatively flat because the increase in net interest income was offset by a decrease in noninterest income and an increase in noninterest expenses.

The efficiency ratio was 38.9% for the six months ended June 30, 2021, compared to 40.3% for the six months ended June 30, 2020.

•Effective income tax rate for the second quarter of 2021 was 25.8% and for the second quarter of 2020 was 24.6%.

Effective income tax rate for the six months ended June 30, 2021 and 2020 was 25.5%.

Balance Sheet

•Total assets at June 30, 2021 were $11.0 billion, down 1.4% from year-end and up 11.8% from a year ago. The increase in assets from a year ago was primarily driven by increases to cash and investments as a result of large deposit inflows in the second half of 2020.

•Investment portfolio had a balance of $1.7 billion at June 30, 2021, up 46% from year-end and up 118% from a year ago. We will continue to judiciously deploy accumulated excess liquidity into the investment portfolio to achieve higher yields over cash alternatives. Investments made during the second quarter of 2021 were primarily 20 year, 2% agency mortgage backed securities and callable agency bonds.

•Total loans (excluding loans held for sale) were $7.3 billion as of June 30, 2021, a decrease of 6.5% from year-end and a decrease of 9.5% from a year ago. If PPP loans were excluded, the balance was $7.0 billion at June 30, 2021, a decrease of 3.9% from year-end and a decrease of 7.2% from a year ago.7

($ in thousands)	June 30, 2021	March 31, 2021	December 31, 2020	June 30, 2020

Total loans, excluding loans held for sale (GAAP)	$7,259,558	$7,526,689	$7,760,212	$8,021,761
Less: PPP loans	(238,041)	(565,018)	(454,771)	(456,476)
Total loans, excluding loans held for sale and PPP loans (Non-GAAP)	$7,021,517	$6,961,671	$7,305,441	$7,565,285

On a linked quarter basis, total loans (excluding loans held for sale and PPP loans) at June 30, 2021, increased by $59.8 million from the prior quarter end as funding for new loan originations and advances increased and payoffs and paydowns decreased. Originations of loans held for investment for the quarter were at their highest level since the third quarter of 2019

Unfunded commitments declined to $2.0 billion as of June 30, 2021 and December 31, 2020, as compared to $2.1 billion a year ago.

In regards to loan yields, the ongoing low interest rate environment and our focus on strong commercial real estate credits secured by stabilized income producing properties, rather than higher risk and higher yielding construction lending continues to bring down the yield on the loan portfolio (excluding the impact of the PPP loan sale).
◦The yield on the loan portfolio was 4.79% for the second quarter of 2021 as compared to 4.63% for the second quarter of 2020. The increase in yield was driven by the sale of PPP loans which accelerated net deferred fees and costs into interest income. Excluding PPP loans and the impact of the PPP loan sale, the adjusted loan yield (a non-GAAP measure) was 4.52% for the second quarter of 2021, down from 4.70% for the second quarter of 2020.8
◦The yield on the loan portfolio was 4.72% for the six months ended June 30, 2021 as compared to 4.84% for the six months ended June 30, 2020.

7 A reconciliation between these non-GAAP financial measures and the nearest GAAP measures is provided in the table below.
8 A reconciliation between these non-GAAP financial measures and the nearest GAAP measures is provided in the table below.

($ in thousands)	Three Months Ended
	June 30, 2021			June 30, 2020
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
Loan Yields, Adjusted
Loan yield (GAAP)	$7,382,238	$88,148	4.79%	$8,015,751	$92,242	4.63%
Less: PPP interest income (non-GAAP)[9]	(418,552)	(9,752)	9.35%	(328,576)	(2,380)	2.91%
Adjusted loan yield (non-GAAP)	$6,963,686	$78,396	4.52%	$7,687,175	$89,862	4.70%

	Six Months Ended
	June 30, 2021			June 30, 2020
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
Loan Yields, Adjusted
Loan yield (GAAP)	$7,553,525	$176,649	4.72%	$7,833,372	$188,643	4.84%
Less: PPP interest income (non-GAAP)[9]	(467,164)	(16,520)	7.13%	(164,288)	(2,380)	2.91%
Adjusted loan yield (non-GAAP)	$7,086,361	$160,129	4.56%	$7,669,084	$186,263	4.88%

•Allowance for credit losses was 1.28% of gross loans at June 30, 2021, compared to 1.41% at year-end and 1.36% a year ago. Adjusted to exclude PPP loans, which are fully government guaranteed, the allowance for credit losses was 1.32%, compared to 1.50% at year-end and 1.44% a year ago.10 The reduction in the allowance for credit losses for the six months ended June 30, 2021 is due to a provision reversal of $6.2 million and net charge-offs of $10.8 million.

Net charge-offs for the second quarter of 2021 were $5.6 million as compared to $7.1 million for second quarter of 2020. Net charge-offs for the quarter consisted of one CRE loan on an office building for $3.5 million with the remaining balance being smaller CRE and C&I loans. On an annualized basis, this was 0.30% of average loans (excluding loans held for sale) for the second quarter of 2021, as compared to 0.36% for the second quarter of 2020.

($ in thousands)	June 30, 2021	December 31, 2020	June 30, 2020

Allowance for credit losses, adjusted
Allowance for credit losses	$92,560	$109,579	$108,796

Total loans (GAAP)	$7,259,558	$7,760,212	$8,021,761
Less: PPP loans	(238,041)	(454,771)	(456,476)
Total loans excluding PPP loans (non-GAAP)	$7,021,517	$7,305,441	$7,565,285

Allowance for credit losses to total loans (GAAP)	1.28%	1.41%	1.36%
Allowance for credit losses to total loans excluding PPP loans (non-GAAP)	1.32%	1.50%	1.44%

9 Includes interest on PPP loans, accelerated net deferred fees and costs from PPP loan sale and accelerated interest income from forgiveness of PPP loan.
10 A reconciliation between these non-GAAP financial measures and the nearest GAAP measures is provided in the table below.

•Total deposits were $9.0 billion at June 30, 2021, down 1.9% from the year-end, and up 13.6% from a year ago. The decline of deposits in the second quarter of 2021 allowed the Bank to reduce its excess liquidity as it deployed funds into the investment portfolio.

In terms of deposit mix, the Bank continues to focus on achieving core deposit growth. The mix of average noninterest deposits to average total deposits remained favorable at 33% for the second quarter of 2021, as compared to 30% for the second quarter of 2020.

In regards to deposit costs, in the second quarter of 2021, the Bank continued to see higher priced CDs runoff and slightly reduced rates paid on higher balance accounts.

◦In the second quarter of 2021, CDs with a total balance of $200 million and a weighted average rate of 1.21% matured. These CDs had a weighted average term of 16 months at issuance.
◦The cost of funds was 0.37% in the second quarter of 2021, as compared to 0.65% in the second quarter of 2020.

•Total shareholders’ equity was $1.3 billion at June 30, 2021, up 5.3% from year-end, and up 10.0% from a year ago. For the six months ended June 30, 2021, increases in shareholders' equity from earnings were partially offset by common dividends declared of $7.9 million ($0.25 per share) in the first quarter of 2021 and $11.2 million ($0.35 per share) in the second quarter of 2021.
◦Book value per share was $40.87, up 4.7% from year-end and up 10.9% from a year ago.
◦Tangible book value per share was $37.5811, up 5.1% from year end and up 11.8% from a year ago.

•Capital ratios for the Company remain strong and substantially in excess of regulatory minimum requirements. Regulatory ratios based on risk based capital ratios continue to trend up, driven by strong earnings and relatively modest change in risk weighted assets.

	For the Company
	June 30, 2021	December 31, 2020	June 30, 2020	Well Capitalized Minimum
Regulatory Ratios
Total Capital (to risk weighted assets)	17.98%	17.04%	16.26%	10.00%
Tier 1 Capital (to risk weighted assets)	14.67%	13.49%	12.80%	8.00%
Common Equity Tier 1 (to risk weighted assets)	14.67%	13.49%	12.80%	6.50%
Tier 1 Capital (to average assets)	10.65%	10.31%	10.63%	5.00%

Common Capital Ratios
Common Equity Ratio	11.92%	11.16%	12.12%	—%
Tangible Common Equity Ratio	11.07%	10.31%	11.17%	—%

11 A reconciliation of non-GAAP financial measures to the nearest non-GAAP measure is provided in the tables that accompany this document.

Additional Commentary

•Subordinated debt: In early July, we requested and received board and regulatory approval to redeem $150 million of subordinated debt issued in 2016. In the second quarter of 2021, the rate on the debt was 5.00%, which translates into an annualized pre-tax cost savings of $7.5 million when redeemed. This redemption will accelerate about $1.3 million in deferred costs in the third quarter of 2021.

•Cost savings initiatives: The Bank continues to pursue its "branch light" strategy to improve efficiency while putting more emphasis on relationships and technology. After a full analysis of our branch structure, the Bank closed its Rosslyn Branch in June 2021 as its lease expired. The annual cost savings in rent, common area maintenance and taxes is about $263 thousand, and there was no write-off of leasehold improvements as all improvements had been fully amortized upon the expiration of the lease.

All of the employees from the Rosslyn Branch have filled, or will be filling, vacant positions within the Company, reducing the need to hire additional personnel.

•Paycheck protection program: During the second quarter of 2021, the Bank sold $169.8 million of PPP loans to a third party. As a result of this sale, the Bank accelerated $4.7 million of previously deferred net fees and costs into interest income. At June 30, 2021, the Bank had an outstanding balance of PPP loans of $238.0 million.

•COVID-19 and watch-rated loans: Beginning in the fourth quarter of 2020, all loans that received a second COVID-19 deferral or payment modification were downgraded to a watch-rating if not already rated as such. This was done to raise the visibility of these loans within the loan portfolio. After these COVID-19 deferred or modified loans demonstrate six months of payments and sustained performance, they may be considered for removal as a watch-rated loan. Watch-rated loans at June 30, 2021 were $545 million, of which $451 million were loans that received a COVID-19 deferral or payment modification.

•Non-performing loans and assets: On a linked quarter basis, both non-performing loans and assets decreased.
◦Nonperforming loans were $49.5 million or 0.68% of total loans at June 30, 2021, down from $52.3 million or 0.69% at the prior quarter end, and down from $59.0 million or 0.74% of total loans a year ago.
◦Nonperforming assets were $54.5 million or 0.50% of total assets at June 30, 2021, down from $57.3 million or 0.51% at the prior quarter end, and down from $67.2 million or 0.69% of total assets a year ago. At June 30, 2021, other real estate owned was $5.0 million, unchanged from the prior quarter end.

•Dividend: On June 30, 2021, the Board of Directors declared a quarterly cash dividend of $0.35 per common share payable on August 2, 2021 to shareholders of record on July 22, 2021. This represents a $0.10 per share increase over the prior quarterly dividend of $0.25 per share.

•Stock repurchase plan: In December 2020, the Board of Directors approved a new stock repurchase plan of up to 1,588,848 shares, or approximately 5% of shares outstanding, which commenced January 1, 2021. In the second quarter of 2021 there were no repurchases of shares under the stock repurchase plan. In the first quarter of 2021, the Company completed repurchases of 1,466 shares for $62,000 at an average cost of $42.46 per share under the stock repurchase plan.

•Legal update: From time to time, the Company and its subsidiaries are involved in various legal proceedings incidental to their business in the ordinary course, including matters in which damages in various amounts are claimed. Based on information currently available, the Company does not believe that the liabilities (if any) resulting from such legal proceedings will have a material effect on the financial position of the Company. However, in light of the inherent uncertainties involved in such matters, ongoing legal expenses or an adverse outcome in one or more of these matters could materially and adversely affect the Company’s financial condition, results of operations or cash flows in any particular reporting period, as well as its reputation.

On July 24, 2019, a putative class action lawsuit was filed in the United States District Court for the Southern District of New York (the “SDNY”) against the Company, its current and former President and Chief Executive Officer and its current and former Chief Financial Officer, on behalf of persons similarly situated, who purchased or otherwise acquired Company securities between March 2, 2015 and July 17, 2019. On November 7, 2019, the Court appointed a lead plaintiff and lead counsel in that matter, and on January 21, 2020, the lead plaintiff filed an amended complaint on behalf of the same class against the same defendants as well as the Company’s former General Counsel. The plaintiff alleges that certain of the Company’s 10-K reports and other public statements and disclosures contained materially false or misleading statements about, among other things, the effectiveness of its internal controls and related party loans, in violation of Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 thereunder and Section 20(a) of that act, resulting in injury to the purported class members as a result of the decline in the value of the Company’s common stock following the disclosure of increased legal expenses associated with certain government investigations involving the Company. As previously disclosed by the Company, on December 24, 2020, by stipulation of the parties, the United States District Court for the Southern District of New York stayed the putative class action lawsuit pending a non-binding mediation that had been scheduled for April 13, 2021. Immediately following the non-binding mediation, the parties continued a settlement dialogue and reached an agreement to settle the putative class action lawsuit, involving a total payment by the Company of $7.5 million in exchange for the release of all of the defendants from all alleged claims in the class action suit, without any admission or concession of wrongdoing by the Company or the other defendants. The Company expects that the full amount of a final settlement will be paid by the Company’s insurance carriers under applicable insurance policies. On June 28, 2021, the lead plaintiff filed the executed Stipulation and Agreement of Settlement with the Court, along with an unopposed motion for preliminary approval of the proposed settlement. The Court has scheduled a preliminary approval hearing for August 12, 2021; the Company anticipates that a final approval hearing will be held later this year. There can be no assurance, however, that the agreement will receive court approval and/or meet all other conditions.

As previously disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, on January 25, 2021, the Company entered into a settlement agreement with respect to a previously disclosed shareholder demand letter, covering substantially the same subject matters as the disclosed civil securities class action litigation pending in the SDNY. The letter demanded that the Board undertake an investigation into the Board’s and management’s alleged violations of law and alleged breaches of fiduciary duties, and take appropriate actions following such investigation. As required by DC Superior Court administrative procedures, shareholder’s counsel first filed a derivative action complaint against the individual directors and officers named in the demand letter, and the Company as nominal Defendant, before filing the executed Stipulation and Agreement of Settlement accompanied by the shareholder’s brief in support of its unopposed motion to approve the settlement. Court approval of the settlement remains pending. Although the Company believes the Stipulation and Agreement of Settlement is in the best interests of the Company’s shareholders, there can be no assurance that it will be approved by the Court.

The Company has received various document requests and subpoenas from the Securities and Exchange Commission (the “Commission”), banking regulators and U.S. Attorney’s offices in connection with investigations, which the Company believes relate to the Company’s identification, classification and disclosure of related party transactions; the retirement of certain former officers and directors; and the relationship of the Company and certain of its former officers and directors with a local public official, among other things. The Company is cooperating with these investigations. There have been no regulatory restrictions placed on the Company’s ability to fully engage in its banking business as presently conducted as a result of these ongoing investigations. In connection with the Commission’s investigation, which we initially disclosed on Form 8-K on July 18, 2019, our current Chief Financial Officer recently received a Wells Notice from the Commission Staff that the Staff has made a preliminary determination to recommend to the Commission enforcement actions against him. Neither the Company nor any other current employee or director has received a Wells Notice.

The Company and our Chief Financial Officer are continuing to cooperate with the Staff’s investigation, and we understand that our Chief Financial Officer has made a submission to the SEC in response to the Wells Notice. The Company has, in addition, initiated discussions with the Staff about a potential resolution or settlement of the Staff’s investigation with respect to the Company. The Company is hopeful that these discussions will lead to a resolution of the investigation in the next few months as it relates to the Company and any current employees and directors on a mutually agreeable basis, but there can be no assurance that will be the case. There also can be no assurance that this would result in resolution of any charges against former employees or directors, given the Staff’s ongoing review of the factual record. Any agreements reached by the Company with the Staff would be subject to approval by the Commission, and there can be no assurance that it would be approved. We are unable to predict the outcome of the investigation or these discussions or whether any potential resolution would have a material impact on the Company.

The Company has also recently initiated discussions with the Staff of the Federal Reserve Board about a potential resolution or settlement of its investigation with respect to the Company. With respect to the other investigations described above, we are unable to predict their duration, scope or outcome.

The amount of legal fees and expenditures for the year is net of expected insurance coverage where we believe we have a high likelihood of recovery pursuant to our D&O insurance policies, but does not include any offset for potential claims we may have in the future as to which recovery is impossible to predict at this time.

Additional financial information: The financial information that follows provides more detail on the Company’s financial performance for the three months ended June 30, 2021 as compared to the three months ended June 30, 2020, as well as eight quarters of trend data. Persons wishing additional information should refer to the Company’s annual report on Form 10-K for the year ended December 31, 2020, quarterly report on Form 10-Q for the quarter ended March 31, 2021 and other reports filed with the Securities and Exchange Commission (the “SEC”).

About Eagle Bancorp: The Company is the holding company for EagleBank, which commenced operations in 1998. The Bank is headquartered in Bethesda, Maryland, and operates through nineteen branch offices, located in Suburban Maryland, Washington, D.C. and Northern Virginia. The Company focuses on building relationships with businesses, professionals and individuals in its marketplace, and is committed to a culture of respect, diversity, equity and inclusion in both its workplace and the communities in which it operates.

Conference call: Eagle Bancorp will host a conference call to discuss its second quarter 2021 financial results on Thursday, July 22, 2021 at 10:00 a.m. eastern time. The public is invited to listen to this conference call by dialing 1.877.303.6220, conference ID Code : 1286237, or by accessing the call on the Company’s website, www.EagleBankCorp.com. A replay of the conference call will be available on the Company’s website through August 5, 2021.

Forward-looking statements: This press release contains forward-looking statements within the meaning of the Securities Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. In some cases, forward-looking statements can be identified by use of words such as “may,” “will,” “can,” “anticipates,” “believes,” “expects,” “plans,” “estimates,” “potential,” “continue,” “should,” “could,” “strive,” “feel” and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the Company’s market (including the macroeconomic and other challenges and uncertainties resulting from the COVID-19 pandemic, including on our credit quality, asset and loan growth and broader business operations), interest rates and interest rate policy, competitive factors, and other conditions which by their nature, are not susceptible to accurate forecast and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. For details on factors that could affect these expectations, see the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, the Company's upcoming Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, and in other periodic and current reports filed with the SEC. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company’s past results are not necessarily indicative of future performance, and nothing contained herein is meant to or should be considered and treated as earnings guidance of future quarters’ performance projections. All information is as of the date of this press release. Any forward-looking statements made by or on behalf of the Company speak only as to the date they are made. Except to the extent required by applicable law or regulation, the Company undertakes no obligation to revise or update publicly any forward-looking statement for any reason.

Eagle Bancorp, Inc.
Consolidated Financial Highlights (Unaudited)
(dollars in thousands, except per share data)
	Three Months Ended		Six Months Ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Income Statements:
Total interest income	$94,920	$97,672	$189,114	$201,473
Total interest expense	10,288	16,309	21,831	40,366
Net interest income	84,632	81,363	167,283	161,107
Provision for credit losses	(3,856)	19,737	(6,206)	34,047
Provision for Unfunded Commitments	(761)	940	(1,203)	3,052
Net interest income after provision for credit losses	89,249	60,686	174,692	124,008
Noninterest income (before investment gain)	10,607	11,782	20,973	16,430
Gain (loss) on sale of investment securities	318	713	539	1,535
Total noninterest income	10,925	12,495	21,512	17,965
Total noninterest expense	35,494	34,892	73,481	72,239
Income before income tax expense	64,680	38,289	122,723	69,734
Income tax expense	16,687	9,433	31,261	17,755
Net income	$47,993	$28,856	$91,462	$51,979
Per Share Data:
Earnings per weighted average common share, basic	$1.50	$0.90	$2.87	$1.60
Earnings per weighted average common share, diluted	$1.50	$0.90	$2.86	$1.60
Weighted average common shares outstanding, basic	31,962,819	32,224,695	31,916,494	32,537,402
Weighted average common shares outstanding, diluted	32,025,110	32,240,825	31,974,215	32,560,742
Actual shares outstanding at period end	31,961,573	32,224,756	31,961,573	32,224,756
Book value per common share at period end	$40.87	$36.86	$40.87	$36.86
Tangible book value per common share at period end (1)	$37.58	$33.62	$37.58	$33.62
Dividend per common share	$0.35	$0.22	$0.60	$0.44
Performance Ratios (annualized):
Return on average assets	1.68%	1.12%	1.61%	1.06%
Return on average common equity	14.92%	9.84%	14.49%	8.82%
Return on average tangible common equity	16.25%	10.80%	15.80%	9.67%
Net interest margin	3.04%	3.26%	3.02%	3.36%
Efficiency ratio (2)	37.14%	37.18%	38.92%	40.34%
Other Ratios:
Allowance for credit losses to total loans (3)	1.28%	1.36%	1.28%	1.36%
Allowance for credit losses to total nonperforming loans	187.07%	184.52%	187.07%	184.52%
Nonperforming loans to total loans (3)	0.68%	0.74%	0.68%	0.74%
Nonperforming assets to total assets	0.50%	0.69%	0.50%	0.69%
Net charge-offs (annualized) to average loans (3)	0.30%	0.36%	0.29%	0.24%
Common equity to total assets	11.92%	12.12%	11.92%	12.12%
Tier 1 capital (to average assets)	10.65%	10.63%	10.65%	10.63%
Total capital (to risk weighted assets)	17.98%	16.26%	17.54%	16.26%
Common equity tier 1 capital (to risk weighted assets)	14.67%	12.80%	14.32%	12.80%
Tangible common equity ratio (1)	11.07%	11.17%	11.07%	11.17%

(continued)
	Three Months Ended		Six Months Ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Loan Balances - Period End (in thousands):
Commercial and Industrial	$1,359,157	$1,607,056	$1,359,157	$1,607,056
PPP loans	$238,041	$456,476	$238,041	$456,476
Commercial real estate - income producing	$3,534,057	$3,678,946	$3,534,057	$3,678,946
Commercial real estate - owner occupied	$991,936	$964,077	$991,936	$964,077
1-4 Family mortgage	$77,131	$93,601	$77,131	$93,601
Construction - commercial and residential	$835,733	$995,550	$835,733	$995,550
Construction - C&I (owner occupied)	$161,187	$149,845	$161,187	$149,845
Home equity	$60,559	$74,921	$60,559	$74,921
Other consumer	$1,757	$1,289	$1,757	$1,289
Average Balances (in thousands):
Total assets	$11,453,080	$10,326,709	$11,485,280	$9,887,186
Total earning assets	$11,153,012	$10,056,500	$11,194,577	$9,616,337
Total loans	$7,382,238	$8,015,751	$7,553,525	$7,833,372
Total deposits	$9,530,909	$8,482,718	$9,565,885	$8,089,741
Total borrowings	$536,926	$598,463	$555,237	$542,206
Total shareholders’ equity	$1,290,029	$1,179,452	$1,272,502	$1,185,316
(1) Tangible common equity to tangible assets (the "tangible common equity ratio"), tangible book value per common share, and the annualized return on average tangible common equity are non-GAAP financial measures derived from GAAP based amounts. The Company calculates the tangible common equity ratio by excluding the balance of intangible assets from common shareholders' equity and dividing by tangible assets. The Company calculates tangible book value per common share by dividing tangible common equity by common shares outstanding, as compared to book value per common share, which the Company calculates by dividing common shareholders' equity by common shares outstanding. The Company calculates the annualized return on average tangible common equity ratio by dividing net income available to common shareholders by average tangible common equity which is calculated by excluding the average balance of intangible assets from the average common shareholders’ equity. The Company considers this information important to shareholders as tangible equity is a measure that is consistent with the calculation of capital for bank regulatory purposes, which excludes intangible assets from the calculation of risk based ratios and as such is useful for investors, regulators, management and others to evaluate capital adequacy and to compare against other financial institutions. The table below provides reconciliation of financial measures defined by GAAP with non-GAAP financial measures.
(2) Computed by dividing noninterest expense by the sum of net interest income and noninterest income. The efficiency ratio measures a bank’s overhead as a percentage of its revenue.
(3) Excludes loans held for sale.

GAAP Reconciliation (Unaudited)
(dollars in thousands except per share data)
	Three Months Ended	Six Months Ended	Year Ended	Three Months Ended	Six Months Ended
	June 30, 2021	June 30, 2021	December 31, 2020	June 30, 2020	June 30, 2020
Common shareholders' equity		$1,306,336	$1,240,892		$1,187,895
Less: Intangible assets		(105,148)	(105,114)		(104,651)
Tangible common equity		$1,201,188	$1,135,778		$1,083,244
Book value per common share		$40.87	$39.05		$36.86
Less: Intangible book value per common share		(3.29)	(3.31)		(3.24)
Tangible book value per common share		$37.58	$35.74		$33.62
Total assets		$10,960,719	$11,117,802		$9,799,670
Less: Intangible assets		(105,148)	(105,114)		(104,651)
Tangible assets		$10,855,571	$11,012,688		$9,695,019
Tangible common equity ratio		11.07%	10.31%		11.17%
Average common shareholders' equity	$1,290,029	$1,272,502	$1,204,341	$1,179,452	$1,185,316
Less: Average intangible assets	(105,165)	(105,164)	(104,903)	(104,672)	(104,684)
Average tangible common equity	$1,184,864	$1,167,338	$1,099,438	$1,074,780	$1,080,632
Net Income Available to Common Shareholders	$47,993	$91,462	$132,217	$28,856	$51,979
Annualized Return on Average Tangible Common Equity	16.25%	15.80%	12.03%	10.80%	9.67%

Eagle Bancorp, Inc.
Consolidated Balance Sheets (Unaudited)
(dollars in thousands, except per share data)
Assets	June 30, 2021	December 31, 2020	June 30, 2020
Cash and due from banks	$9,290	$8,435	$12,199
Federal funds sold	20,346	28,200	25,466
Interest bearing deposits with banks and other short-term investments	1,566,586	1,752,420	598,377
Investment securities available for sale (amortized cost of $1,674,264 $1,129,057, and $750,653, and allowance for credit losses of $132, $167 and $138 as of June 30, 2021, December 31, 2020 and June 30, 2020, respectively).	1,681,031	1,151,083	772,394
Federal Reserve and Federal Home Loan Bank stock	34,033	40,104	40,018
Loans held for sale	55,949	88,205	68,433
Loans	7,259,558	7,760,212	8,021,761
Less allowance for credit losses	(92,560)	(109,579)	(108,796)
Loans, net	7,166,998	7,650,633	7,912,965
Premises and equipment, net	15,941	13,553	12,970
Operating lease right-of-use assets	29,066	25,237	25,368
Deferred income taxes	42,369	38,571	37,364
Bank owned life insurance	107,516	76,729	75,913
Intangible assets, net	105,148	105,114	104,651
Other real estate owned	4,987	4,987	8,237
Other assets	121,458	134,531	105,315
Total Assets	$10,960,718	$11,117,802	$9,799,670

Liabilities and Shareholders' Equity
Deposits:
Noninterest bearing demand	$2,641,636	$2,809,334	$2,416,058
Interest bearing transaction	946,228	756,923	861,703
Savings and money market	4,653,161	4,645,186	3,504,718
Time, $100,000 or more	443,842	546,173	527,870
Other time	334,180	431,587	625,623
Total deposits	9,019,047	9,189,203	7,935,972
Customer repurchase agreements	19,651	26,726	31,198
Other short-term borrowings	300,000	300,000	300,000
Long-term borrowings	218,273	268,077	267,882
Operating lease liabilities	31,662	28,022	27,137
Reserve for unfunded commitments	4,295	5,498	7,170
Other liabilities	61,454	59,384	42,416
Total liabilities	9,654,382	9,876,910	8,611,775
Shareholders' Equity
Common stock, par value $.01 per share; shares authorized 100,000,000, shares issued and outstanding 31,961,573, 31,779,663, and 32,224,756 respectively	316	315	320
Additional paid in capital	431,103	427,016	440,934
Retained earnings	870,397	798,061	731,973
Accumulated other comprehensive income	4,520	15,500	14,668
Total Shareholders' Equity	1,306,336	1,240,892	1,187,895
Total Liabilities and Shareholders' Equity	$10,960,718	$11,117,802	$9,799,670

Eagle Bancorp, Inc.
Consolidated Statements of Income (Unaudited)
(dollars in thousands, except per share data)
	Three Months Ended		Year-To-Date Ended
Interest Income	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Interest and fees on loans	$88,704	$92,928	$177,942	$189,683
Interest and dividends on investment securities	5,606	4,571	10,001	9,998
Interest on balances with other banks and short-term investments	603	161	1,156	1,720
Interest on federal funds sold	7	12	15	72
Total interest income	94,920	97,672	189,114	201,473
Interest Expense
Interest on deposits	6,799	12,514	14,698	33,060
Interest on customer repurchase agreements	9	86	20	173
Interest on other short-term borrowings	501	501	996	858
Interest on long-term borrowings	2,979	3,208	6,117	6,275
Total interest expense	10,288	16,309	21,831	40,366
Net Interest Income	84,632	81,363	167,283	161,107
Provision for Credit Losses	(3,856)	19,737	(6,206)	34,047
Provision for Unfunded Commitments	(761)	940	(1,203)	3,052
Net Interest Income After Provision For Credit Losses	89,249	60,686	174,692	124,008
Noninterest Income
Service charges on deposits	1,122	942	2,099	2,367
Gain on sale of loans	3,478	3,079	8,656	4,023
Gain on sale of investment securities	318	713	539	1,535
Increase in the cash surrender value of bank owned life insurance	398	828	787	1,242
Other income	5,609	6,933	9,431	8,798
Total noninterest income	10,925	12,495	21,512	17,965
Noninterest Expense
Salaries and employee benefits	19,876	17,104	41,645	34,901
Premises and equipment expenses	3,644	3,468	7,262	7,289
Marketing and advertising	980	1,111	1,866	2,189
Data processing	2,751	2,759	5,565	5,255
Legal, accounting and professional fees	3,503	3,979	6,502	10,967
FDIC insurance	1,609	1,980	4,037	3,404
Other expenses	3,131	4,491	6,604	8,234
Total noninterest expense	35,494	34,892	73,481	72,239
Income Before Income Tax Expense	64,680	38,289	122,723	69,734
Income Tax Expense	16,687	9,433	31,261	17,755
Net Income	$47,993	$28,856	$91,462	$51,979
Earnings Per Common Share
Basic	$1.50	$0.90	$2.87	$1.60
Diluted	$1.50	$0.90	$2.86	$1.60

Eagle Bancorp, Inc.
Consolidated Average Balances, Interest Yields And Rates (Unaudited)
(dollars in thousands)
	Three Months Ended
	June 30, 2021			June 30, 2020
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
ASSETS
Interest earning assets:
Interest bearing deposits with other banks and other short-term investments	$2,087,831	$603	0.12%	$1,102,931	$161	0.06%
Loans held for sale (1)	76,668	557	2.87%	80,227	686	3.42%
Loans (1) (2)	7,382,238	88,148	4.79%	8,015,751	92,242	4.63%
Investment securities available for sale (2)	1,576,977	5,604	1.43%	821,340	4,571	2.24%
Federal funds sold	29,298	7	0.10%	36,251	12	0.13%
Total interest earning assets	11,153,012	94,919	3.41%	10,056,500	97,672	3.91%
Total noninterest earning assets	400,978			373,842
Less: allowance for credit losses	100,910			103,633
Total noninterest earning assets	300,068			270,209
TOTAL ASSETS	$11,453,080			$10,326,709
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities:
Interest bearing transaction	$842,914	$388	0.18%	$801,508	$530	0.27%
Savings and money market	4,715,193	3,698	0.31%	3,914,916	5,608	0.58%
Time deposits	797,383	2,712	1.36%	1,199,946	6,376	2.14%
Total interest bearing deposits	6,355,490	6,798	0.43%	5,916,370	12,514	0.85%
Customer repurchase agreements	18,683	9	0.19%	30,611	86	1.13%
Other short-term borrowings	300,003	501	0.66%	300,003	501	0.66%
Long-term borrowings	218,240	2,979	5.40%	267,849	3,208	4.74%
Total interest bearing liabilities	6,892,416	10,287	0.60%	6,514,833	16,309	1.01%
Noninterest bearing liabilities:
Noninterest bearing demand	3,175,419			2,566,348
Other liabilities	95,216			66,076
Total noninterest bearing liabilities	3,270,635			2,632,424
Shareholders’ Equity	1,290,029			1,179,452
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$11,453,080			$10,326,709
Net interest income		$84,632			$81,363
Net interest spread			2.81%			2.90%
Net interest margin			3.04%			3.26%
Cost of funds			0.37%			0.65%
(1) Loans placed on nonaccrual status are included in average balances. Net loan fees and late charges included in interest income on loans totaled $13.4 million and $6.3 million for the three months ended June 30, 2021 and June 30, 2020, respectively.
(2) Interest and fees on loans and investments exclude tax equivalent adjustments.

Eagle Bancorp, Inc.
Consolidated Average Balances, Interest Yields And Rates (Unaudited)
(dollars in thousands)
	Six Months Ended
	June 30, 2021			June 30, 2020
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
ASSETS
Interest earning assets:
Interest bearing deposits with other banks and other short-term investments	$2,095,711	$1,156	0.11%	$845,540	$1,720	0.41%
Loans held for sale (1)	90,648	1,294	2.84%	59,488	1,040	3.50%
Loans (1) (2)	7,553,525	176,649	4.72%	7,833,372	188,643	4.84%
Investment securities available for sale (2)	1,423,898	10,001	1.42%	844,503	9,998	2.38%
Federal funds sold	30,795	15	0.10%	33,434	72	0.43%
Total interest earning assets	11,194,577	189,115	3.41%	9,616,337	201,473	4.21%
Total noninterest earning assets	395,823			365,080
Less: allowance for credit losses	105,120			94,231
Total noninterest earning assets	290,703			270,849
TOTAL ASSETS	$11,485,280			$9,887,186
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities:
Interest bearing transaction	$807,315	$815	0.20%	$803,321	$2,196	0.55%
Savings and money market	4,776,928	7,668	0.32%	3,626,437	16,690	0.93%
Time deposits	858,954	6,215	1.46%	1,243,628	14,174	2.29%
Total interest bearing deposits	6,443,197	14,698	0.46%	5,673,386	33,060	1.17%
Customer repurchase agreements	19,644	20	0.21%	30,310	173	1.15%
Other short-term borrowings	300,003	997	0.66%	260,030	858	0.65%
Long-term borrowings	235,590	6,117	5.16%	251,866	6,275	4.93%
Total interest bearing liabilities	6,998,434	21,832	0.63%	6,215,592	40,366	1.31%
Noninterest bearing liabilities:
Noninterest bearing demand	3,122,688			2,416,355
Other liabilities	91,656			69,923
Total noninterest bearing liabilities	3,214,344			2,486,278
Shareholders’ Equity	1,272,502			1,185,316
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$11,485,280			$9,887,186
Net interest income		$167,283			$161,107
Net interest spread			2.78%			2.90%
Net interest margin			3.02%			3.36%
Cost of funds			0.39%			0.85%

(1) Loans placed on nonaccrual status are included in average balances. Net loan fees and late charges included in interest income on loans totaled $21.2 million and $10.7 million for the six months ended June 30, 2021 and June 30, 2020, respectively.
(2) Interest and fees on loans and investments exclude tax equivalent adjustments.

Statements of Income and Highlights Quarterly Trends (Unaudited)
(dollars in thousands, except per share data)
	Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,	December 31,	September 30,
Income Statements:	2021	2021	2020	2020	2020	2020	2019	2019
Total interest income	$94,920	$94,194	$94,680	$93,833	$97,672	$103,801	$107,183	$109,034
Total interest expense	10,288	11,543	13,262	14,795	16,309	24,057	26,473	28,045
Net interest income	84,632	82,651	81,418	79,038	81,363	79,744	80,710	80,989
Provision for credit losses	(3,856)	(2,350)	4,917	6,607	19,737	14,310	2,945	3,186
Provision for unfunded commitments	(761)	(442)	406	(2,078)	940	2,112	—	—
Net interest income after provision for credit losses	89,249	85,443	76,095	74,509	60,686	63,322	77,765	77,803
Noninterest income (before investment gain (loss))	10,607	10,366	9,722	17,729	11,782	4,648	6,845	6,161
Gain (loss) on sale of investment securities	318	221	165	115	713	822	(111)	153
Total noninterest income	10,925	10,587	9,887	17,844	12,495	5,470	6,734	6,314
Salaries and employee benefits	19,876	21,769	20,151	19,388	17,104	17,797	19,360	19,095
Premises and equipment	3,644	3,618	3,301	5,125	3,468	3,821	3,380	3,503
Marketing and advertising	980	886	1,161	928	1,111	1,078	1,200	1,210
Other expenses	10,994	11,714	10,396	11,474	13,209	14,651	10,786	9,665
Total noninterest expense	35,494	37,987	35,009	36,915	34,892	37,347	34,726	33,473
Income before income tax expense	64,680	58,043	50,973	55,438	38,289	31,445	49,773	50,644
Income tax expense	16,687	14,574	12,081	14,092	9,433	8,322	14,317	14,149
Net income	47,993	43,469	38,892	41,346	28,856	23,123	35,456	36,495
Per Share Data:
Earnings per weighted average common share, basic	$1.50	$1.36	$1.21	$1.28	$0.90	$0.70	$1.06	$1.07
Earnings per weighted average common share, diluted	$1.50	$1.36	$1.21	$1.28	$0.90	$0.70	$1.06	$1.07
Weighted average common shares outstanding, basic	31,962,819	31,869,655	32,037,099	32,229,322	32,224,695	32,850,112	33,468,572	34,232,890
Weighted average common shares outstanding, diluted	32,025,110	31,922,940	32,075,175	32,250,885	32,240,825	32,875,508	33,498,681	34,255,889
Actual shares outstanding at period end	31,961,573	31,960,379	31,779,663	32,228,636	32,224,756	32,197,258	33,241,496	33,720,522
Book value per common share at period end	$40.87	$39.45	$39.05	$37.96	$36.86	$36.11	$35.82	$35.13
Tangible book value per common share at period end (1)	$37.58	$36.16	$35.74	$34.70	$33.62	$32.86	$32.67	$32.02
Dividend per common share	$0.35	$0.25	$0.22	$0.22	$0.22	$0.22	$0.22	$0.22
Performance Ratios (annualized):
Return on average assets	1.68%	1.53%	1.39%	1.57%	1.12%	0.98%	1.49%	1.62%
Return on average common equity	14.92%	14.05%	12.53%	14.46%	9.84%	7.81%	11.78%	12.09%
Return on average tangible common equity	16.25%	15.33%	13.69%	15.93%	10.80%	8.56%	12.91%	13.25%
Net interest margin	3.04%	2.98%	2.98%	3.08%	3.26%	3.49%	3.49%	3.72%
Efficiency ratio (2)	37.14%	40.74%	38.34%	38.10%	37.18%	43.83%	39.71%	38.34%
Other Ratios:
Allowance for credit losses to total loans (3)	1.28%	1.36%	1.41%	1.40%	1.36%	1.23%	0.98%	0.98%
Allowance for credit losses to total nonperforming loans	187.07%	195.25%	179.80%	189.83%	184.52%	201.80%	151.16%	127.87%
Nonperforming loans to total loans (3)	0.68%	0.69%	0.79%	0.74%	0.74%	0.61%	0.65%	0.76%
Nonperforming assets to total assets	0.50%	0.51%	0.59%	0.62%	0.69%	0.56%	0.56%	0.66%
Net charge-offs (annualized) to average loans (3)	0.30%	0.27%	0.28%	0.26%	0.36%	0.12%	0.16%	0.08%
Tier 1 capital (to average assets)	10.65%	10.28%	10.31%	10.82%	10.63%	11.33%	11.62%	12.19%
Total capital (to risk weighted assets)	17.98%	17.86%	17.04%	16.72%	16.26%	15.44%	16.20%	16.08%
Common equity tier 1 capital (to risk weighted assets)	14.67%	14.42%	13.49%	13.19%	12.80%	12.14%	12.87%	12.76%
Tangible common equity ratio (1)	11.07%	10.48%	10.31%	11.18%	11.17%	10.70%	12.22%	12.13%
Average Balances (in thousands):
Total assets	$11,453,080	$11,517,836	$11,141,826	$10,473,595	$10,326,709	$9,447,663	$9,426,220	$8,923,406
Total earning assets	$11,152,933	$11,236,440	$10,872,259	$10,205,939	$10,056,500	$9,176,174	$9,160,034	$8,655,196
Total loans	$7,382,238	$7,726,716	$7,896,324	$7,910,260	$8,015,751	$7,650,993	$7,532,179	$7,492,816
Total deposits	$9,530,909	$9,601,249	$9,227,733	$8,591,912	$8,482,718	$7,696,764	$7,716,973	$7,319,314
Total borrowings	$536,926	$573,750	$596,307	$596,472	$598,463	$485,948	$449,432	$345,464
Total shareholders’ equity	$1,290,029	$1,254,780	$1,235,174	$1,211,145	$1,179,452	$1,191,180	$1,194,337	$1,197,513
(1) Tangible common equity to tangible assets (the "tangible common equity ratio") and tangible book value per common share are non-GAAP financial measures derived from GAAP based amounts. The Company calculates the tangible common equity ratio by excluding the balance of intangible assets from common shareholders' equity and dividing by tangible assets. The Company calculates tangible book value per common share by dividing tangible common equity by common shares outstanding, as compared to book value per common share, which the Company calculates by dividing common shareholders' equity by common shares outstanding. The Company considers this information important to shareholders as tangible equity is a measure that is consistent with the calculation of capital for bank regulatory purposes, which excludes intangible assets from the calculation of risk based ratios and as such is useful for investors, regulators, management and others to evaluate capital adequacy and to compare against other financial institutions.
(2) Computed by dividing noninterest expense by the sum of net interest income and noninterest income.
(3) Excludes loans held for sale.